Exhibit 10.13

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (the “Original Employment Agreement”) dated October 30, 2019 by and between Integral Ad Science, Inc. (the “Company”) and Joseph Pergola (“Employee”), is made and entered into as of November 24, 2020, by and between the Company and the Employee. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Employment Agreement.

WHEREAS, the undersigned wish to amend the Original Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendments to the Original Employee Agreement.

(a) Section 1 of the Original Employment Agreement is hereby amended by deleting the words “Chief of Staff” and replacing them with the words “Chief Financial Officer”.

(b) Section 2 of the Original Employment Agreement is hereby amended by deleting the words “Your starting base salary will be $240,000” and replacing them with the words “Effective as of November 24, 2020, your base salary will be $375,000”.

(c) Paragraph 2 of Section 2 of the Original Employment Agreement is hereby amended by deleting and replacing this paragraph in its entirely with the following:

“With respect to your bonus opportunities beginning on and after November 24, 2020, and for each calendar year bonus period beginning on January 1, 2021 thereafter, you will be eligible to receive a discretionary bonus of up to 40% of your then current Base Salary (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board of Directors of the Company (the “Board”), based on the Board’s determination as to your achievement of predetermined thresholds which may include, but are not limited to, management by objectives (“MBOs”) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. In addition, with respect to your bonus opportunities you will also be eligible for an additional discretionary bonus of up to 10% of your then current Base Salary, awarded at the sole discretion of the Board based on the Board’s determination as to your achievement of “stretch” targets (the “Stretch Bonus”).

(d) Section 5 of the Original Employment Agreement is hereby amended to include: You will be eligible to receive that number of options to purchase Units (the “Unit Options”) of Kavacha Topco, LLC (“Topco”), which Unit Options shall represent approximately an additional 0.275% of the fully-diluted equity securities of Topco at the time of issuance, bringing your total value to 0.35% of the fully-diluted equity securities of Topco at the time of issuance. The incremental amount is subject to the same terms as the initial 0.075% of the fully-diluted equity securities of Topco at the time of issuance.

(e) Section 9 of the Original Employment Agreement is hereby amended by deleting and replacing Section 9 in its entirely with the following:

“9. If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment (the “Severance Pay”) equal to 6 months of your then applicable Base Salary, payable in equal installments over the 6 month period following your termination, and, at the sole discretion of the Board, a pro-rated portion of any Bonus that may have been awarded to you during the fiscal year in which such termination occurs, less deductions and withholdings required by law or authorized by you and subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of zero to three months at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company’s obligation to subsidize COBRA premiums is contingent on the Company determining that such subsidies would reasonably be expected to not result in the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company under this Section 9 shall immediately cease, subject to the following:

(a) For purposes of this section, “Cause” and “Good Reason” have the meanings set forth in Exhibit C attached hereto.

(b) The Company will not be required to pay the Severance Pay unless (i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than as set forth below) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including Vista, and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (iii) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination, and commencing on the first payroll date occurring after the effective date of the Release Agreement (if permitted by Code Section 409A), or otherwise commencing on the first payroll date occurring after the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The Release Agreement will not require you to release (A) the payments and benefits contemplated by this letter, (B) any rights to indemnification pursuant to any statute or governing documents of the Company, and (C) any claims which by law cannot be waived in a private agreement between an employer and employee.”

(f) the Original Employment Agreement is hereby amended by adding Exhibit C.

EXHIBIT C

Certain Definitions

“Cause” means any of the following:

(i)

a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as reasonably requested from time to time by the Board, after written demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties and such failure, if susceptible of cure, has not been cured for a period of twenty (20) days after you receive notice from the Board;

(ii)

your engagement in illegal conduct or gross misconduct that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company;

(iii)

your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company;

(iv)

a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Sections 4 through 10 and 16 of the Employment and Restrictive Covenants Agreement, or any other material written agreement between you and the Company;

(v)	fraud, gross negligence or repetitive negligence committed without regard to written corrective direction in the course of discharge of your duties as an employee; or

(vi)	excessive and unreasonable absences from your duties for any reason (other than an authorized leave or as a result of your Disability (as defined below)).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period of not less than one hundred eighty (180) calendar days, as determined in the sole discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur without your written consent:

(i)	a material, adverse change in your duties or responsibilities with the Company;

(ii)	a change from reporting to the Chief Executive Officer, except that a change to reporting to the Chief Operating Officer, the President or the Board shall not constitute Good Reason;

(iii)

(A) any reduction in your then current Base Salary that is not implemented in conjunction with a general decrease affecting the executive management team or (B) a reduction in your then current Base Salary by more than ten percent (10%) in conjunction with a general decrease affecting the entire executive management team;

(iv)	the material breach by the Company of this letter or any other employment agreement between you and the Company; or

(v)	a relocation of more than fifty (50) miles;

provided, however, that in each case above, you must (a) first provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such event, specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following your delivery to the Company of such written notice, and (c) actually resign your employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company

2. Miscellaneous.

(a) Except as expressly modified herein, the Original Employment Agreement (including the exhibits and schedules thereto) is unchanged and remains in fully force and effect, and the Original Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Original Employment Agreement to “the Employment Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Original Employment Agreement as amended by this Amendment.

(b) This Amendment and any dispute arising out of or relating to this Amendment shall be settled in accordance with the terms of the Original Employment Agreement.

(c) Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. This Amendment may be executed in counterparts, each of which when executed shall be deemed to be an original, and all of which shall constitute on and the same agreement.

(d) This Amendment shall be binding upon, and shall inure to the benefit of, the parties to this Amendment and their respective heirs, personal representatives, executors, successors and permitted assigns. The Original Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment as of the date first written above.

INTEGRAL AD SCIENCE, INC.

By:	/s/ Lisa Nadler
Chief HR Officer

EMPLOYEE

By:	/s/ Joseph T. Pergola
Joe Pergola